Exhibit 5.1

December 23, 2021

Digital Brands Group, Inc.

1400 Lavaca Street

Austin, TX 78701

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Digital Brands Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), in connection with the sale or other disposition from time to time of up to 5,959,688 shares (the “Shares”) of Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), which consists of (i) up to 5,833,334 shares (the “Put Shares”) of Common Stock issuable under the Equity Purchase Agreement, dated as of August 27, 2021 (the “Equity Purchase Agreement”), between the Company and Oasis Capital, LLC (“Oasis Capital”), and (ii) 126,354 shares (the “Initial Commitment Shares”) of Common Stock issued to Oasis Capital as a commitment fee in connection with the Equity Purchase Agreement.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation (i) the Sixth Amended and Restated Certificate of Incorporation of the Company dated May 18, 2021, (ii) the Amended and Restated Bylaws of the Company, and (iii) the Registration Statement.

In such examination and in rendering the opinions expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us, (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us, (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates

Digital Brands Group, Inc.

December 23, 2021

and other documents submitted to us as originals, (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Initial Commitment Shares are validly issued, fully paid and nonassessable, and (ii) the Put Shares, when issued upon the Company’s exercise of the “put” under the Equity Purchase Agreement, including payment of the exercise price by Oasis Capital therefor, will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.  We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

The opinions included herein are expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Digital Brands Group, Inc.

December 23, 2021

Very truly yours,

/s/ MANATT, PHELPS & PHILLIPS, LLP

Manatt, Phelps & Phillips, LLP